SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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QAD Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

May 12, 2008

To All QAD Inc. Stockholders:

On behalf of the Board of Directors of QAD Inc. (“QAD”), I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Wednesday, June 18, 2008, at 3:00 p.m. Pacific Daylight Time. A Notice of the Annual Meeting of Stockholders, proxy card and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.

At this year’s meeting you will be asked to elect seven directors and ratify the selection of KPMG as the QAD auditor for fiscal year 2009. The accompanying Notice of Annual Meeting and proxy statement describe these proposals. We encourage you to read the enclosed information carefully.

Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether or not you plan to attend in person, please promptly complete, sign, date and return the enclosed proxy card. If you do attend the Annual Meeting, you may revoke your previously returned proxy at that time if you wish, and vote in person. If you plan to vote your shares at the Annual Meeting, please note the instructions on page 3 of the enclosed proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Karl F. Lopker
Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS To Be Held June 18, 2008
PROXY STATEMENT
THE ANNUAL MEETING
ABOUT THE MEETING
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND RELATED MATTERS
DIRECTOR COMPENSATION
STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITOR
STOCKHOLDER PROPOSALS

QAD INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 18, 2008

Notice is hereby given that the Annual Meeting of Stockholders of QAD Inc. will be held on Wednesday, June 18, 2008, at 3:00 p.m. Pacific Daylight Time, at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To ratify the selection of KPMG LLP as the QAD independent auditor for fiscal year 2009; and

3. To transact any other business that may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors and “FOR” the ratification of the selection of KPMG LLP as our independent auditor.

Only stockholders of record at the close of business on April 21, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card. If you are a stockholder of record as of April 21, 2008, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership of such stock or a valid proxy signed by the record holder. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Roland B. Desilets
Secretary

Santa Barbara, California
May 12, 2008

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108

PROXY STATEMENT

THE ANNUAL MEETING

This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of QAD Inc., a Delaware corporation (“QAD,” the “Company,” “we” or “us”), on or about May 12, 2008. The Board of Directors requests that your shares be represented by the proxies named on the proxy card at the Annual Meeting of Stockholders to be held on June 18, 2008.

ABOUT THE MEETING

Who is soliciting my vote?

The Board of Directors of QAD is soliciting your vote at the 2008 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on:

•	Electing seven directors as nominated;

•	Ratifying the appointment of KPMG LLP as the QAD independent auditor for fiscal year 2009; and

•	Any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

The Board recommends a vote:

•	for the election of the seven nominated directors;

•	for the ratification of the appointment of KPMG LLP; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 21, 2008 as the record date for the Annual Meeting. All stockholders who owned QAD common stock at the close of business on April 21, 2008 may attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for each share of QAD common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most stockholders of the Company hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer and Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

How many votes can be cast by all stockholders?

Each share of QAD common stock is entitled to one vote. There is no cumulative voting. We had 30,565,532 shares of common stock outstanding and entitled to vote on the record date. The enclosed proxy card shows the number of shares you are entitled to vote.

How many votes must be present to hold the Annual Meeting?

A majority of the Company’s outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors?

Directors are elected by a plurality of the votes cast. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope, but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors, but do not have discretion to vote on non-routine matters.

If you do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum, but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote by giving written notice to the Secretary of QAD at any time before your vote is exercised, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend.

What do I need to attend the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of QAD stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket.

An admission ticket is attached to the bottom of the proxy card. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If a stockholder does not bring an admission ticket, proof of ownership of QAD stock on the record date will be needed to be admitted. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from a bank or broker is an example of proof of ownership.

How do I vote?

Vote by Mail.  If you choose to vote by mail, simply mark your proxy card or voting instruction card, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting.  Voting by mail will not limit your right to vote at the Annual Meeting, if you attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card or voting instruction card, but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.

People with Disabilities

If you have a disability, we can provide reasonable assistance to help you participate in the Annual Meeting if you tell us about your disability and your plan to attend. Please notify the Secretary of QAD in writing at least three days before the Annual Meeting if you desire such assistance.

Costs of Proxy Solicitation

QAD will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of common stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, or any adjourned meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to his or her best judgment.

Adjournment may be made from time to time by approval of the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

Exemptions for a Controlled Company Election

NASDAQ has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a “controlled company” by virtue of the fact that Ms. Pamela Lopker, Chairman of the Board and President of the Company, and Mr. Karl Lopker, Chief Executive Officer and Director of the Company, jointly control a majority interest in the stock of the Company as evidenced by their filing a Schedule 13G with the Securities and Exchange Commission (“SEC”) affirming that as members of a group they share voting power of over 50% of the Company’s outstanding voting stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners.”

The Company has elected to rely upon certain of the exemptions provided in the rules. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors, and (iii) determine officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors. Notwithstanding the above, QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors, and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

Annual Report

We have enclosed a copy of our 2008 Annual Report on Form 10-K with this proxy statement. If you would like an additional copy, we will send you one without charge. Please call 805-566-5139 or write to:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations

The Annual Report including the Form 10-K and this proxy statement are available in the Investor Relations section of the QAD web site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD Inc.

ELECTION OF DIRECTORS

Nominees for Director

There are seven nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. Seven directors will be elected at the 2008 Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws.

THE BOARD RECOMMENDS YOU VOTE “FOR” THE NOMINEES LISTED BELOW

The nominees for director to be elected by the stockholders are currently members of the Board of Directors. If elected, the nominees will hold office until the Annual Meeting of Stockholders in 2009, in the capacity as specified in the table and until their successors are duly elected and qualified.

Nominees for Director to		Director
Hold Office Until 2009	Age	Since	Position with the Company	Current Committees

Karl F. Lopker	56	1981	Chief Executive Officer, Director	None
Pamela M. Lopker	53	1981	President, Chairman of the Board	None
Peter R. van Cuylenburg	60	1997	Director	Audit, Compensation (Chairman), Governance
Scott J. Adelson	47	2006	Director	None
Thomas J. O’Malia	64	2006	Director	Audit (Chairman), Compensation, Governance
Terence R. Cunningham	48	2007	Director	Audit, Compensation, Governance
Lee D. Roberts	55	2008	Director	Audit, Compensation, Governance

Information Concerning the Nominees for Election

Set forth below is information with respect to the nominees for election to the Board of Directors who are standing for election at the 2008 Annual Meeting. The age of the director nominees is as of March 31, 2008.

KARL F. LOPKER

Mr. Lopker has served as Chief Executive Officer and a Director of the Company since joining QAD in 1981. Previously, he was President of Deckers Outdoor Corporation, a company he founded in 1973. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD.

PAMELA M. LOPKER

Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company’s incorporation in 1981. Previously, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD.

PETER R. VAN CUYLENBURG

Dr. van Cuylenburg was appointed director in November 1997. Dr. van Cuylenburg served as President and Chief Operating Officer of InterTrust Technologies Corporation and later as advisor to its Chairman between October 1999 and December 2000. Prior to that, Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group from September 1996 to October 1999. He also serves as a Director of Verimatrix, Inc., a privately-held company, and on a part-time basis as a General Partner in Crescendo Ventures. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation, Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc., and Texas Instruments, in the U.K., U.S. and France. Dr. van Cuylenburg holds a Diploma in Electrical Engineering from Bristol Polytechnic and an Honorary Doctorate of Technology from Bristol Polytechnic.

Dr. van Cuylenburg is an independent director as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards and has also been designated as an Audit Committee “financial expert” by the Board of Directors. Dr. van Cuylenburg has been elected by the independent Board members as Lead Director.

SCOTT J. ADELSON

Mr. Adelson has been a director of QAD since April, 2006. Mr. Adelson is a Senior Managing Director and Global Co-Head of Investment Banking for Houlihan Lokey Howard & Zukin, a leading international investment bank. During over 20 years with the firm, Mr. Adelson has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for CNBC, CNN and various business publications. He is an active board member of various middle-market businesses as well as several recognized non-profit organizations, such as the USC Entrepreneur Program. Mr. Adelson holds a bachelor degree from the University of Southern California and a Master of Business Administration degree from the University of Chicago, Graduate School of Business.

Mr. Adelson is an independent director as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards.

THOMAS J. O’MALIA

Mr. O’Malia has been a director since August 2006. Mr. O’Malia is the Program Director of the Lloyd Greif Center for Entrepreneurship Studies at the University of Southern California Marshall School of Business. Prior to serving as Program Director, Mr. O’Malia served on the faculty from 1981 to 1991 and again from 1995 to the present. Over his 40 year career, Mr. O’Malia has held several senior executive positions in the fields of technology and banking. He founded and was Chief Executive Officer of ShopTrac Data Collections Systems, Inc., a software provider that supports manufacturers in improving labor productivity and operational efficiency on the shop floor. ShopTrac was sold to Kronos in 1994. Mr. O’Malia has considerable experience as an advisor, investor and fundraiser and has successfully engineered six corporate turnarounds. Mr. O’Malia wrote and hosted the award winning distance-learning program Introduction to Entrepreneurship: Building the Dream, which is nationally televised on PBS University. He is a frequent corporate lecturer and has written or co-authored several books including The Entrepreneurial Journey and the Banker’s Guide to Financial Statements.

Mr. O’Malia is an independent director as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards and has also been designated as an Audit Committee “financial expert” by the Board of Directors.

TERENCE R. CUNNINGHAM

Mr. Cunningham was appointed director in November 2007. Mr. Cunningham is the Chief Executive Officer of Coral8, a leading provider of Complex Event Processing (CEP) software. Previously, he served as Chief Executive Officer of Infogenesis. He also served as President and Chief Operating Officer of Veritas Software Company and Seagate Software. In 1984, Mr. Cunningham founded Crystal Services, Inc., a leading worldwide reporting tool company which was sold to Seagate Technology in 1994. Mr. Cunningham has more than 25 years of software industry experience, including as a member of the executive management team of several leading edge technology companies. Mr. Cunningham earned his Bachelor of Science degree in mechanical engineering from the University of Waterloo in Ontario, Canada.

Mr. Cunningham is an independent director as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards.

LEE D. ROBERTS

Mr. Roberts was appointed director in January 2008. Mr. Roberts is the former Chairman and CEO of FileNet Corporation and is currently Vice President and General Manager, Content Management at IBM where he returned upon their acquisition of FileNet in 2006. Mr. Roberts had previously spent a total of more than 20 years in a variety of sales, marketing and product executive positions at IBM. He joined FileNet, a leading provider of business process and content management solutions, as President and Chief Operating Officer, was appointed Chief Executive Officer of the company in 1998 and added the title of Chairman in 2002. Mr. Roberts earned two bachelor’s degrees from California State University, San Bernardino and a master’s degree in business administration from the University of California, Riverside.

Mr. Roberts is an independent director as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards and has also been designated as an Audit Committee “financial expert” by the Board of Directors.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors currently has seven members and no vacancies. Five current directors are non-management directors and all five have been designated as independent as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards. The independent Board members have elected Dr. van Cuylenburg as Lead Director.

Five of the directors were elected at the 2007 Annual Meeting, including two management directors. Mr. Terence Cunningham was appointed as a member of the Board of Directors in November 2007 and Mr. Lee Roberts was appointed as a member of the Board of Directors in January 2008. All members of the Board of Directors are elected annually for a term of one year. Terms for all members of the Board of Directors expire at the subsequent Annual Meeting.

If stockholders or other interested parties wish to communicate with non-management directors, they should write to QAD Inc., Attention: Corporate Secretary, 100 Innovation Place, Santa Barbara, California 93108. Further information concerning contacting our Board is available through our investor relations website at www.qad.com, under “Investor Relations — Corporate Governance” or by email to directors@qad.com.

We have enacted a policy whereby Directors are required to attend Annual Meetings of Stockholders. All directors who were on the Board at the time attended our 2007 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., Attention: Investor Relations, 100 Innovation Place, Santa Barbara CA 93108 or email to investors@qad.com.

Board Meetings and Committees

During fiscal year 2008, the Board of Directors held four regularly scheduled meetings and acted by unanimous written consent on five occasions. During their term of office, all current directors attended all meetings of the Board of Directors and of the committees of which each director was a member during fiscal year 2008.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meeting with the full Board. There are currently three permanent committees: Audit, Compensation and Governance.

The table below provides the current membership and number of fiscal year 2008 meetings held for each existing Board committee.

Name	Audit	Compensation	Governance

Karl F. Lopker	—	—	—
Pamela M. Lopker	—	—	—
Peter R. van Cuylenburg	Member	Chair	Member
Scott J. Adelson	—	—	—
Thomas J. O’Malia	Chair	Member	Member
Terence R. Cunningham	Member	Member	Member
Lee D. Roberts	Member	Member	Member
Total Meetings in fiscal year 2008	5	4	—

The functions performed by these committees are summarized below and are set forth in more detail in their charters. The complete text of the charters for both the Compensation Committee and the Audit Committee can be found on our website at www.qad.com, under “Investor Relations — Corporate Governance.”

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officer and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

Audit Committee

During the past year, each of the directors on the Audit Committee was “independent” as the term is defined in Rule 4200 of the National Association of Securities Dealers’ listing standards. The current Audit Committee members are Mr. O’Malia, Dr. van Cuylenburg, Mr. Cunningham and Mr. Roberts. The Board of Directors has determined that Mr. O’Malia, Dr. van Cuylenburg and Mr. Roberts qualify as financial experts under the requirements of the Sarbanes-Oxley Act. Mr. O’Malia was appointed to the Board of Directors in August 2006 and assumed his position as Chairman of the Audit Committee at that time. Mr. Adelson was appointed to the Audit Committee in June 2007 and served in that capacity until December 2007 when he resigned from the Audit Committee and Mr. Cunningham was appointed in his place. At a Board meeting held in April 2008, Mr. Roberts was appointed to the Audit Committee.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee’s role includes overseeing the work of the Company’s internal accounting, financial reporting and internal auditing processes. Further, the Committee discusses with management the Company’s processes to manage business and financial risk and to comply with significant applicable legal, ethical and regulatory requirements.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Committee’s specific responsibilities are delineated in the Audit Committee Charter. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee.

Compensation Committee

The Compensation Committee is comprised of up to four members of the Board of Directors. The current Compensation Committee members are Dr. van Cuylenburg, Mr. O’Malia, Mr. Cunningham and Mr. Roberts, each of whom is both a “Non-Employee Director,” and an “Independent Director.” At the beginning of the last fiscal year,

Mr. A. Barry Patmore was the Chairman of the Compensation Committee. Mr. Patmore chose not to seek re-election to the Board at the Annual Meeting in June 2007. Dr. van Cuylenburg was appointed Chairman of the Compensation Committee in June 2007 and Mr. Cunningham was appointed to the Compensation Committee in December 2007. At a Board meeting held in April 2008, Mr. Lopker resigned from the Committee and Mr. Roberts was appointed to the Compensation Committee.

The primary responsibilities of the Compensation Committee are to: (a) review and approve the annual goals and objectives of the President and the Chief Executive Officer and evaluate performance against those goals and objectives, (b) approve the compensation of the President and the Chief Executive Officer; (c) oversee the performance evaluation of the Company’s other executive officers and approve their compensation; (d) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs; (e) oversee the Company’s administration of its equity-based compensation and other benefit plans; and (f) approve grants of equity compensation awards under the Company’s stock plan. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter which is available on our website at www.qad.com, under “Investor Relations — Corporate Governance.”

Governance Committee

At the April 2008 Board meeting, the Board established a Governance Committee. The members of the Committee are Dr. van Cuylenburg, Mr. O’Malia, Mr. Cunningham and Mr. Roberts. The Committee is currently developing their charter, which they expect to be consistent with the Code of Business Conduct and Code of Ethics for Officers as currently published on our website under Corporate Governance.

Compensation Committee Interlocks and Insider Participation in Insider Decisions

Mr. Lopker is the Chief Executive Officer of QAD and is married to Pamela Lopker, Chairman of the Board and President. In April 2008, Mr. Lopker resigned from the Compensation Committee. During his tenure on the Committee, he recused himself from all matters involving QAD’s Chairman of the Board and President and the Chief Executive Officer. He does not participate in approving grants or awards under the QAD Inc. 2006 Stock Incentive Program to persons who are subject to Section 16 of the Exchange Act. During fiscal year 2008, a subcommittee of the Compensation Committee of non-employee members of the Compensation Committee administered and made all ongoing determinations concerning matters relevant to grants or awards under the stock incentive program to persons who were subject to Section 16 of the Exchange Act. None of QAD’s executive officers currently serves as a director or member of the compensation committee of another entity, or of any other committee of the Board of Directors of another entity performing similar functions, where any of our directors are employed as executive officers.

Executive Session

The non-employee directors meet in executive sessions without management present. During these sessions, the non-employee directors, among other matters, review management performance and composition, compensation, strategic issues for Board consideration, communication among members of the Board, and corporate governance matters. During fiscal year 2008, non-employee directors of the Board met in executive session on at least four occasions. Dr. van Cuylenburg chairs such sessions in his role as Lead Director.

Nominating Committee and Nominating Procedures

The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ rules, and accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 4 of this proxy statement. The Board has determined that director nominees be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy which may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement were nominated unanimously by the full Board.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of NASDAQ as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of another publicly held company, ability to make independent analytical inquiries and practical business judgment. After the potential nominees are evaluated, the committee nominating directors makes recommendations regarding nominations to the Board.

The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria for nominees initially proposed by the Board members. To recommend directors for election to the Board, recommendations must be submitted in writing to the address set forth below. In addition, to nominate directors for election to the Board at next year’s Annual Meeting, nominations must comply with Section 2.7 of our bylaws and must also be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Secretary of the Board

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD’s strategic direction and oversee the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload and opportunity costs. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Cash Retainer and Meeting Fees for Non-Employee Directors

For fiscal year 2008, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the committees of the Board.

Annual Board Retainer	$40,000
Annual Committee Member Retainer:
Audit Committee	$10,000
Compensation Committee	$5,000
Annual Committee Chair Retainer:
Audit Committee	$15,000
Compensation Committee	$10,000
Fee per Board Meeting (in excess of 8 per fiscal year)	$1,500
Fee per Committee Meeting:
Audit Committee (in excess of 8 per fiscal year)	$1,500
Compensation Committee (in excess of 8 per fiscal year)	$1,500

At this time, the Board of Directors has determined that no additional compensation is due for attendance at meetings of the Governance Committee provided each meeting is held the same day as a meeting of the Audit Committee. The Board will continue to review this approach as the role of the Governance Committee evolves.

All annual retainers are paid in equal quarterly installments at the beginning of each fiscal quarter. Directors are also reimbursed for direct expenses relating to their activities as members of the Board of Directors.

Directors’ Equity Compensation

The Board of Directors has approved a compensation plan for the non-employee Board members that provides for the following equity compensation:

•	For each existing Board member, an annual grant of restricted stock units (“RSUs”) for 8,000 shares subject to annual vesting in equal amounts over a period of four years with a grant date of the date of the annual stockholder meeting; and

•	For each new Board member, a grant of 12,000 RSUs subject to annual vesting in equal amounts over a period of four years with a vesting date as of the date of the RSU grant or as otherwise determined by the Board at the time the new Board member is appointed.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2008.

Non-Employee Director Compensation for Fiscal Year 2008

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned or		Option/	Non-Equity	Deferred
	Paid in	Stock	SAR	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(1)	($)	($)	($)	($)

Peter R. van Cuylenburg	58,750	10,309	55,621	—	—	—	124,680
A. Barry Patmore	30,000	—	55,621	—	—	—	85,621
Scott J. Adelson	47,500	10,309	37,152	—	—	—	94,961
Thomas J. O’Malia	60,000	10,309	34,460	—	—	—	104,769
Terence R. Cunningham	13,700	5,110	—	—	—	—	18,810
Lee D. Roberts	10,000	1,483	—	—	—	—	11,483

(1)	The amount in this column reflects the expense recognized in our fiscal year 2008 financial statements in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”) related to RSUs, options and Stock Appreciation Rights (“SARs”) granted to members of the Board.

STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN INFORMATION

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the number of shares of QAD common stock beneficially owned on April 21, 2008 by each executive named in the Summary Compensation Table on page 20, each non-employee director and any person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 21, 2008, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.

Pamela M. Lopker and Karl F. Lopker hold the following: 17,416,601 shares held jointly in the Lopker Living Trust, 590,855 shares held in trust for their children, 12,361 shares held in the Lopker Family 1997 Charitable Remainder Trust of which Pamela M. Lopker and Karl F. Lopker act as joint trustees, and 70,352 shares (to which Pamela M. Lopker and Karl F. Lopker disclaim beneficial ownership) held by the Lopker Family Foundation. Pamela M. Lopker and Karl F. Lopker are members of the Board of Directors of the Lopker Family Foundation and officers of the aforementioned Charitable Trust. Ms. Lopker holds 10,000 shares in an IRA account. Mr. Lopker holds 10,459 shares in his name only which were transferred from the estate of Julia Lopker.

		Options/SARs/RSUs	Beneficially	Percentage
		Vesting	Owned	of
Beneficial Owner	Shares Owned(1)	Within 60 Days	Shares	Outstanding

Pamela M. and Karl F. Lopker	18,110,628	575,000	18,685,628	60.00%
Peter R. van Cuylenburg	7,500	67,000	74,500	0.24%
Scott J. Adelson	1,000	22,000	23,000	0.08%
Thomas J. O’Malia	3,000	12,000	15,000	0.05%
Terence R. Cunningham	—	—	—	—%
Lee D. Roberts	—	—	—	—%
Daniel Lender	—	199,000	199,000	0.65%
Roland B. Desilets	7,607	33,750	41,357	0.14%
Kara Bellamy	—	13,500	13,500	0.04%
All Executive Officers and Directors as a Group	18,129,735	922,250	19,051,985	60.51%

(1)	All existing common shares of the Company have equal voting rights.

Equity Compensation Plan Information

Information as of January 31, 2008 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

	Number of Securities		Number of Securities
	to be Issued	Weighted-Average	Remaining Available
	Upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by stockholders	5,962,387	$7.5287	2,445,485
Equity compensation plans not approved by stockholders	—	—	—

Total	5,962,387	$7.5287	2,445,485

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We have adopted the basic philosophy and practice of offering market competitive compensation that is designed to attract and retain a highly qualified executive management team whose interests are aligned with the interests of our shareholders. With respect to our Chief Executive Officer, Chief Financial Officer and other executives named in the Summary Compensation Table for fiscal year 2008 (collectively referred to as the “Named Executives”), this Compensation Discussion and Analysis describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the Named Executives, and the policies and practices used to administer such programs.

The Board of Directors has established a Compensation Committee (the “Committee”) to assist in the oversight and governance of the compensation matters at the Company. At January 31, 2008, the Committee was comprised of three non-employee directors and the Chief Executive Officer. As of April 2008, the Committee was comprised of four non-employee directors.

Role of the Compensation Committee

The Committee discharges the Board’s responsibilities relating to compensation of the Company’s Named Executives, which includes annual review and evaluation of the Company’s competitive compensation strategy, peer group selection, market trends and analysis of pay practices, positioning of equity compensation and long-term incentives. The Committee establishes and approves the performance goals of the President and Chief Executive Officer and reviews and approves the attainment of performance goals for the other Named Executives. The Committee approves each Named Executive’s compensation and reports its decisions to the Board of Directors. Additional information regarding the specific responsibilities and functions of the Committee are delineated in the Compensation Committee Charter which is available on our website at www.qad.com under “Investor Relations — Corporate Governance.”

The Committee is comprised of up to four members of the Board of Directors. Pursuant to the Compensation Committee Charter, as long as QAD’s common stock remains publicly traded, the Committee must consist of at least two members who qualify as (i) “Non-Employee Directors” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, and (ii) as “Outside Directors” under the rules promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. During fiscal year 2008, from February 1 through June 1, the Committee included Mr. Patmore, Dr. van Cuylenburg, Mr. O’Malia and Mr. Lopker. For the period between June 1 and December 19, the Committee included Dr. van Cuylenburg, Mr. O’Malia, and Mr. Lopker. For the period December 19 through January 31, 2008, the Committee included Dr. van Cuylenburg, Mr. O’Malia, Mr. Cunningham and Mr. Lopker. At a Board meeting held in April 2008, Mr. Lopker resigned from the Committee and Mr. Roberts was appointed to the Compensation Committee. Mr. Patmore, Dr. van Cuylenburg, Mr. O’Malia, Mr. Cunningham and Mr. Roberts are all “Non-Employee Directors” as well as “Outside Directors.”

Compensation Philosophy and Objectives

QAD offers market competitive compensation programs and places significant emphasis on pay for performance to in order to align the goals of executive management with that of achieving the Company’s strategic objectives and driving shareholder value. Our executive compensation programs have been designed and are maintained by the Committee to achieve the following objectives:

•	To attract and retain talented and experienced executives by offering market competitive compensation programs;

•	To support pay-for-performance programs that provide incentives to the Named Executives to achieve both Company and individual performance goals;

•	To align the interests of the Named Executives with the interests of the shareholders and with the Company’s strategic business initiatives; and

•	To reward the Named Executives for their achievements.

In pursuit of these objectives, the Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on pay-for-performance opportunities. During fiscal year 2008, the Committee engaged Mercer Human Resource Consulting (“Mercer”) as compensation consultants and used comprehensive published survey data from Mercer, AON and Equilar. In order to relate executive compensation to the performance of the Company, the Committee established executive compensation targets for the upcoming fiscal year based on the Company’s annual operating plan. Individual Named Executive compensation packages were designed to focus on the following factors:

•	Assessment of results achieved, leadership demonstrated and challenges faced during the previous year by the Named Executives;

•	Pay history and equity interest for Named Executives;

•	Compensation parity among the Named Executives;

•	Compensation estimates required to hire replacements for each Named Executive; and

•	Competitive market analysis, recommendations provided by the compensation consultant, and peer group data.

Methodologies for Establishing Compensation

To determine market competitive pay levels for the Named Executives, the human resources department, with the assistance of our compensation consultants, conducts an analysis of market practices based on published survey data and on the compensation practices of publicly-traded companies comparable to QAD (“Compensation Peer Group”). Each element of the compensation mix, as well as the total direct compensation provided to the Named Executives, was compared against market data. The Compensation Peer Group consists of companies which the Committee believes that we compete against in the market for executive talent or have characteristics that make them suitable for comparison with the Company. The Compensation Peer Group is periodically reviewed by the Committee. The Committee reviews points of similarity between the Compensation Peer Group and the Company that include factors such as similarity in industry segment, similarity in size when measured by market capitalization and/or revenue; or similarity in growth expectations. The Compensation Peer Group consists of a sample of companies from the following list of companies:

Ariba Inc.	Hyperion Solutions	Redback Networks Inc.
BMC Software	Informatica	Salesforce.com
Borland Software	Internet Security Systems	Serena Software Inc.
CA Inc.	Juniper Networks, Inc.	SonicWall, Inc.
Checkpoint Systems Inc.	Macrovision	SPSS
Citrix Systems, Inc.	McAfee Inc.	Sybase Inc.
Compuware	Network Appliance, Inc.	Symantec Corporation
Epicor Software	Openwave Systems	THQ Inc.
Extreme Networks, Inc.	Packeteer Inc.	Tibco Software
F5 Networks Inc.	Progress Software	Wind River Systems
Foundry Networks, Inc.	Quest Software Inc.

The precise Compensation Peer Group used for a given individual may vary, as incumbent data may not be available with respect to each position. We use the proxy analysis of the Compensation Peer Group as a general benchmark to validate the results of more comprehensive published survey data from Mercer, AON and Equilar relative to the overall software industry and our selected Compensation Peer Group data.

When determining the appropriate compensation levels for both the Chief Executive Officer and the President, the non-employee director-members of the Committee meet in executive session to review the data obtained from the Compensation Peer Group information for these positions. QAD is a “controlled company” by virtue of the fact that a majority interest in the stock of the Company is controlled by the Chief Executive Officer and the President. This “controlled company” status makes comparison of salary data from the Compensation Peer Group for the Chief Executive Officer and President challenging and can be influenced by non-market conditions. Therefore, the Committee initially reviews the published survey data provided by Mercer, AON and Equilar and then reviews the performance of our Chief Executive Officer and President. The Committee makes its compensation decision and advises the Board of Directors.

The Chief Executive Officer annually reviews the performance goals of each Named Executive, with the exception of himself and the President, with the Committee. With respect to the compensation levels of the Named Executives, the Committee meets with the Chief Executive Officer and the Chief People Officer outside the presence of the other Named Executives. With the input of human resources and our compensation consultants, the Chief Executive Officer makes recommendations to the Committee regarding base salary levels, target incentive awards, long-term equity incentive awards and performance goals for each Named Executive excluding himself and the President. In conjunction with the annual performance review of each Named Executive, the Committee carefully considers the recommendations of the Chief Executive Officer when making decisions on setting base salary, targets for payments under the annual incentive plan, discretionary bonuses and long-term equity incentive awards. The Committee also reviews the analysis and recommendations of human resources and our executive compensation consultants as part of their decision making process.

The allocation between cash and non-cash compensation is based on market practices of the Compensation Peer Group and is modified by our compensation philosophy. The allocation is weighted more towards variable pay components in order to align and reward individual performance and contributions that achieve the Company’s goals. For fiscal year 2008, the elements of the compensation mix included base salary, defined cash bonus, discretionary cash bonuses, equity-based compensation, change in control agreements, and broad-based employee benefit programs.

Base Salary

The base salary for each Named Executive is determined annually on the basis of a competitive market analysis and benchmarking of the Compensation Peer Group companies. Base salary is intended to be competitive and appropriate for the Named Executive’s role, experience and level of performance. The Committee considers the recommendations of our Chief Executive Officer, human resources and compensation consultants in determining the appropriate base salary levels for the Named Executives. Although the Committee believes that competitive base salaries are necessary to attract and retain a highly-qualified executive team, they also believe that a significant portion of executive compensation should be based on pay for performance through variable pay components.

Defined Cash Bonus Component

The Defined Cash Bonus Plan is an “at risk” variable component of our Named Executive’s compensation which is designed to encourage our Named Executives to significantly contribute to meeting the Company’s quarterly and annual financial targets and to achieve specific individual performance goals derived from our strategic plan. The defined cash bonus opportunity is split between two factors — individual performance goals and Company financial targets based on each Named Executive’s job title and level of responsibility. The measurement split between these two factors is more heavily weighted in favor of the achievement of QAD’s financial targets over individual performance goals in order to align and reward the Named Executives for their leadership in achieving the Company’s financial targets. The defined cash bonus split for Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Desilets is based on 30% achievement of individual performance goals and 70% achievement of the Company’s quarterly and annual financial targets. The Defined Cash Bonus split for Ms. Bellamy is based on a 33% / 67% split, respectively.

In setting the defined cash bonus amount for each of the Named Executives, the Committee considers competitive bonus levels of the Compensation Peer Group as well as published market survey data. The amount of any bonus paid to a Named Executive can be increased or decreased at the discretion of the Committee based upon the Committee’s assessment of the Named Executive’s contribution to the organization as well as general and industry-specific conditions existing during the applicable period. The Committee retains full discretion in determining the level of achievement of individual performance goals. The amount of cash bonus approved for payment to Named Executives, including the Chief Executive Officer and the President, is based on the degree to which Company financial targets have been met or missed during the fiscal year as well as the attainment of individual performance goals.

At the beginning of fiscal year 2008, the Committee, with the assistance of the Chief People Officer, held discussions with the Chief Executive Officer and the President to establish their annual performance goals and targets for the year which were tied to Company objectives and business performance measurements.

The Committee reviewed and evaluated the performance of the Chief Executive Officer and the President in light of their corporate goals, objectives and contributions made during the year which had a positive impact on the strategic positioning of the Company in the marketplace. The amount of Defined Cash Bonus the Committee approved to be paid for this component ultimately depended upon the extent to which their corporate performance goals were achieved. Based upon its assessment, the Committee made its decision and advised the Board of Directors of the amount of defined cash bonus to be paid to the Chief Executive Officer and the President.

The amount of bonus paid to Mr. Lender, Mr. Desilets and Ms. Bellamy were subject to the discretion of the Committee and were based on the Committee’s assessment of the respective Named Executive’s contribution to the organization through the degree of achievement of individual performance goals during the fiscal year.

For fiscal year 2008, the Board of Directors approved Individual Performance Goal Bonus payments to the Named Executives as follows:

	Target Amount Payable	Amount Approved by
Name	Under Plan at 100%	Compensation Committee

Karl F. Lopker	$90,000	$67,500
Pamela M. Lopker	$90,000	$67,500
Daniel Lender	$48,450	$60,563
Roland B. Desilets	$37,500	$41,250
Kara Bellamy	$15,840	$19,008

For our Named Executives, the quarterly and annual financial bonus payments are based on the achievement of the Company’s financial performance compared to specified targets set in the Operating Plan, which we have elected not to disclose, for revenue (40%), profitability (40%), and days sales outstanding (20%). We believe that disclosure of the specific target goals would provide our competitors with information about certain elements of our strategic plan that could negatively impact our competitiveness in the marketplace and limit our ability to achieve the Company’s financial objectives. Moreover, we also believe that such disclosure would provide our competitors with confidential information about our compensation programs that may enable the effective recruitment of certain key executives. The amount of bonus paid to the Named Executives is based upon achievement of the above targets.

For fiscal year 2008, the Committee approved Quarterly and Annual Company Target Bonus payments to the Named Executives as follows:

	Target Amount
	Payable	Amount Approved by
Name	Under Plan	Compensation Committee

Karl F. Lopker	$210,000	$157,096
Pamela M. Lopker	$210,000	$157,096
Daniel Lender	$113,050	$84,561
Roland B. Desilets	$87,500	$65,450
Kara Bellamy	$32,160	$24,056

Discretionary Bonuses

In addition to the Defined Cash Bonus Component, special bonuses may be awarded to the Named Executives from time to time to reward extraordinary performance and achievements. These discretionary bonus payments are based on the recommendation of the Board of Directors and Chief Executive Officer, subject to the approval of the Committee.

The Committee meets in executive session and makes all final determinations regarding payment of discretionary bonuses. With respect to the Named Executives, the Committee did not approve any discretionary bonuses for fiscal year 2008.

Equity-Based Compensation

The Company’s 2006 Stock Incentive Program provides for the use of a number of different equity-based compensation methods primarily utilized to influence long-term performance and retention.

The Board of Directors initially emphasized equity-based compensation in the form of stock option grants to Named Executives and members of the Board of Directors. An option grant is a contractual obligation to sell a stated number of shares at a given exercise price. While stock option grants are no longer used as the primary method for equity-based compensation, a number of vested and unvested stock options from previous fiscal year grants are still held by Named Executives and Board members.

In fiscal year 2007, the Board of Directors modified its equity-based compensation practices by awarding Stock Appreciation Rights (“SARs”) as the primary equity method for the Named Executives. The Board determined that the use of SARs as equity-based compensation would be less dilutive to our current shareholders than the traditional stock option awards and at the same time would provide effective, equivalent compensation value. Grants of SARs enable Named Executives to receive the appreciation in market value, net of tax, of Company stock from the date of grant to the date of exercise. When SARs vest and are exercised, the amount of appreciation, net of tax, is paid out to the individual in Company stock. During fiscal 2008, SARs continued to be the primary method for equity-based compensation for our global employee base.

In fiscal year 2008, addressing the competitive nature of equity-based compensation, the Board of Directors approved the selective use of Restricted Stock Units (“RSUs”) as an equity method for Named Executives, Board members, and a few selected individuals whose positions were considered strategically critical in nature. Grants of RSUs differ from SARs in that each unit represents the right to receive one share of Company stock on the vesting date. Upon vesting, each RSU is converted into one share of Company stock. The shares are then transferred to the individual less a number of shares equivalent in value to the required tax withholding. RSUs will continue to be used on a selective basis.

The objective of granting equity, whether in the form of stock options, SARs or RSUs, is to provide long-term incentives for Named Executives to make strategic decisions and manage our Company’s resources with a view to increasing shareholder value through an increase in QAD’s share price. These grants also further our retention objectives by requiring Named Executives to remain with our Company over the vesting period in order to benefit from the full award. It is our current practice to issue equity grants with a four (4) year vesting period.

The size of an equity grant to a Named Executives is determined by the Committee based upon a number of variables which include the Named Executive’s position, strategic impact, historical equity grants, competitive market data and multi-year approach to the Named Executive’s total compensation. When recommending equity-based compensation for Named Executives, the Chief Executive Officer and the Chief People Officer review with the Committee a detailed tally sheet that outlines each Named Executive’s historical equity grants, gains already achieved, and value of vested and unvested holdings.

Change in Control Agreement

Each of Mr. Lopker, Mr. Lender and Mr. Desilets has a Change in Control (“CIC”) agreement with the Company that has been approved by the Board of Directors. Ms. Lopker and Ms. Bellamy do not have Company CIC agreements.

All CIC agreements for Named Executives are substantially the same; each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and continuation of benefits coverage.

The Committee believes that CIC agreements assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transition, serve as a reward for completing a strategic transition or transaction that is determined to be in the best interest of the Company’s shareholders, and reduce the risk that key executive talent will leave the Company before such a transition is finalized.

CIC agreements for the Named Executives provide that fifty percent (50%) of the previously granted, unvested, equity-based compensation for the Named Executive vest immediately upon a change in control. The remaining unvested awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation and continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company without “cause” within eighteen (18) months following a change in control or, in certain circumstances, within sixty (60) days preceding a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon being triggered, the CIC agreements provide for the following:

•	A lump sum payment equal to twenty-four (24) months times the base monthly salary of the Named Executive at the higher of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the eighteen (18) months following the change in control;

•	A lump sum payment equal to two times the higher of: (a) the average bonus paid in the twenty-four (24) months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation;

•	Continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, immediate vesting of employer contribution made to the employees 401(k) account prior to termination.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

			Vesting of
	Months of		Equity	Months of	Executed
Name	Base Pay	x Bonus	Awards	Benefits	Agreement

Karl F. Lopker	24	2.0	Yes	24	Yes
Daniel Lender	24	2.0	Yes	24	Yes
Roland B. Desilets	24	2.0	Yes	24	Yes

Broad-Based Employee Benefits Programs

These benefits include health, dental, vision, disability and life insurance, healthcare and dependent care savings accounts, limited health club membership reimbursement, paid vacation time and company contributions to a 401(k) profit-sharing retirement plan. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring, and retaining talented employees.

Nonqualified Deferred Compensation

We currently do not offer a deferred compensation plan.

Retirement Plans

We have no defined benefit pension plans or other supplemental retirement plans for Named Executives.

Administrative Policies and Practices

In administering the compensation programs of the Named Executives, the Committee typically meets at least four (4) times a year on the day of regularly scheduled Board of Director meetings. At the end of each such meeting, executive sessions are conducted in accordance with recommended best practices. The Committee also meets telephonically to discuss extraordinary items (such as the hiring or dismissal of a Named Executive). The Committee members regularly confer with their compensation consultants and our human resources department on matters regarding the compensation of the Named Executives and other key employees.

The Chief People Officer is the primary contact between management and the Committee. Each quarter, the Chief People Officer presents appropriate reports to the Committee, including information on the top 25 most highly compensated employees, a 401(k) update and the status of any recruitment of senior management. Other directors may be invited to meetings as well as certain employees, including the Chief People Officer, the Chief Financial Officer and the General Counsel, who serves as secretary of the Committee.

Timing of Equity Grants

Named Executives, excluding the President and Chief Executive Officer, have historically received option or SAR grants on the same date as employee equity grants. However, in fiscal year 2008, the Committee approved grants of RSUs for Board members and the then current Named Executives. Ms. Bellamy received a SAR grant in April 2007, the date of the broad based employee equity grant. She later received an RSU grant approved at the Committee meeting on December 19, 2007, the date of a regularly scheduled meeting of the Board of Directions, with an effective date of January 24, 2008, the date she was appointed as a Section 16 officer.

Exercise Price

In all instances, the exercise price for options and SAR grants is set at the closing price of the Company’s common stock on the grant date.

Equity Ownership Guidelines

Equity ownership guidelines have not been implemented by the Committee for our Named Executives. We will continue to periodically review best practices and re-evaluate our position with respect to equity ownership guidelines.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the corporate deduction for compensation paid to Named Executives to $1 million per individual, unless certain requirements are met which establish the compensation as performance-based. The Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).

The Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. Under the 2006 Stock Incentive Program, awards of equity grants are designed generally to satisfy the deductibility requirements of Section 162(m). However, the Committee has deemed it desirable to retain flexibility in rewarding senior management for extraordinary contributions that cannot properly be recognized under a predetermined quantitative plan. Therefore, bonuses to our Named Executives outside a predetermined qualitative plan generally will be counted against the $1 million limitation on deductible compensation, and any compensation in excess of such limitation will not be deductible by the Company. No Named Executive received compensation in excess of such limitation in fiscal year 2008.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2008, for filing with the SEC.

Submitted by:	Dr. Peter van Cuylenburg, Chairman Thomas J. O’Malia Terence J. Cunningham Lee D. Roberts

Summary Compensation Table for Fiscal Year 2008

The following table sets forth information concerning compensation paid or accrued to our Chief Executive Officer, our Chief Financial Officer and the other three Named Executives for fiscal year 2008.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
					Option/	Incentive	Deferred
				Stock	SAR	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Karl F. Lopker	2008	300,000	—	134,567	648,769	224,596	—	6,750	1,314,682
Chief Executive Officer	2007	300,000	—	—	537,111	247,945	—	6,600	1,091,656
Pamela M. Lopker	2008	300,000	—	134,567	648,769	224,596	—	6,750	1,314,682
Chairman of the Board and President	2007	300,000	—	—	537,111	247,945	—	6,600	1,091,656
Daniel Lender	2008	323,000	—	49,887	211,208	145,124	—	6,822	736,041
Executive Vice President and Chief Financial Officer	2007	291,042	—	—	301,109	137,080	—	6,648	735,879
Roland B. Desilets	2008	250,000	—	27,715	86,402	106,700	—	6,798	477,615
Executive Vice President, General Counsel and Secretary	2007	231,000	21,373	—	79,697	98,952	—	2,014	433,036
Kara Bellamy	2008	160,753	—	411	32,754	43,064	—	6,099	243,081
Vice President, Corporate Controller & Chief Accounting Officer	2007	133,753	5,000	—	12,772	33,306	—	4,585	189,416

(1)	Discretionary bonus.

(2)	Restricted Stock Units — The amount in this column reflects the expense recognized in our fiscal year 2008 financial statements in accordance with SFAS 123R related to RSUs. The fair value of RSUs is based on the closing price of the Company’s stock on the date of grant adjusted to reflect that no dividends are paid on RSUs during the vesting period.

(3)	Stock Appreciation Rights and Stock Options — The amount in this column reflects the expense recognized in our fiscal year 2008 financial statements in accordance with SFAS 123R related to options and SARs. The fair value of each SAR and option grant is estimated using the Black-Scholes pricing model to determine grant date fair value, as prescribed under SFAS 123R.

(4)	Non-discretionary bonus.

(5)	All Other Compensation includes employee matching contributions under the 401(k) Plan.

QAD Equity Awards are currently non-transferable. The actual value of stock options and SARs that an employee may realize, if any, depends on the excess of the market price on the date of exercise over the exercise price. There is no assurance that the value realized by a Named Executive will be at or near the value estimated by the Black-Scholes pricing model. The assumption for stock price volatility is based on the variance of daily closing prices of QAD common stock. The risk-free rate of return used equals the yield to maturity on a 5-year zero coupon U.S. Treasury bond. No discount was applied to the value of the grants for non-transferability. Risk of forfeiture was accounted for in the expected life of the equity award granted. The inputs used to calculate the fair-value of awards under the Black-Scholes pricing model are disclosed in QAD’s Form 10-K.

Grants of Plan-Based Awards during Fiscal Year 2008

The following table sets forth information concerning grants of plan-based awards to our Named Executives during fiscal year 2008.

						All Other	All Other
						Stock	Option/SAR
						Awards:	Awards:	Exercise
		Estimated Future Payouts				Number	Number of	or Base
		Under Non-Equity Incentive				of Shares	Securities	Price
		Plan Awards				of Stock	Underlying	of Equity	Grant Date
	Grant	Threshold	Target		Maximum	or Units	Awards	Awards	Fair Value of
Name	Date	($)	($)(1)		($)(7)	(#)	(#)	($/Sh)	Equity Awards

Karl F. Lopker	6/1/2007	—	300,000	(2)	738,000	100,000	—	—	$805,750
Pamela M. Lopker	6/1/2007	—	300,000	(3)	738,000	100,000	—	—	$805,750
Daniel Lender	6/1/2007	—	161,500	(4)	397,290	36,000	—	—	$298,710	(8)
Roland B. Desilets	6/1/2007	—	125,000	(5)	307,500	20,000	—	—	$165,950	(8)
Kara Bellamy	4/2/2007	—	48,000	(6)	115,488	—	10,000	$9.30	$47,374	(9)
Kara Bellamy	1/24/2008	—	—		—	10,000	—	—	$85,800

(1)	Target represents individual and corporate cash bonuses at 100%.

(2)	Actual bonus amount paid was $224,596.

(3)	Actual bonus amount paid was $224,596.

(4)	Actual bonus amount paid was $145,124.

(5)	Actual bonus amount paid was $106,700.

(6)	Actual bonus amount paid was $43,064.

(7)	Maximum represents each Named Executive’s (except Kara Bellamy) bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120%. For Kara Bellamy, maximum represents bonus percentage times (a) 67% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 33% for the individual performance goals which may be increased up to a ceiling of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Board of Directors.

(8)	Base price and expenses for Roland Desilets and Daniel Lender are adjusted to account for their knowledge of the grant as of the Board Meeting approval date of May 15, 2007 with the expense being based on the base price of the stock as of that date.

(9)	The Grant Date Fair Value of SAR Awards represents the “fair value” of each award on the date of grant as determined in accordance with SFAS 123R without regard to estimated forfeitures. The amounts expensed for each SAR award in QAD’s financial statements include an estimated forfeiture rate, which was 8% in fiscal year 2008. These grants will be expensed over their vesting term, which is four (4) years.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table contains information concerning outstanding option and stock awards for each of the Named Executives as of January 31, 2008.

	Option/SAR Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout Value
	Number of	Number of	Awards:				Market	Unearned	of Unearned
	Securities	Securities	Number of			Number of	Value of	Shares,	Shares,
	Underlying	Underlying	Securities			Shares or	Shares or	Units or	Units or
	Unexercised	Unexercised	Underlying			Units of	Units of	Other	Other
	Awards	Awards	Unexercised	Awards		Stock That	Stock That	Rights That	Rights That
	That Have	That Have	Unearned	Exercise	Awards	Have Not	Have Not	Have Not	Have Not
	Vested	Not Vested	Awards	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Karl F. Lopker	112,500	37,500	—	12.32	3/11/2012	100,000	805,750	—	—
	75,000	75,000		7.69	6/21/2013
	37,500	112,500		7.37	9/6/2014
Pamela M. Lopker	112,500	37,500	—	12.32	3/11/2012	100,000	805,750	—	—
	75,000	75,000		7.69	6/21/2013
	37,500	112,500		7.37	9/6/2014
Daniel Lender	150,000	0	—	8.13	7/16/2011	36,000	298,710	—	—
	20,000	20,000		7.82	7/19/2013
	10,000	30,000		6.97	6/7/2014
Roland B. Desilets	5,000	5,000	—	9.71	5/21/2012	20,000	165,950	—	—
	6,250	12,500		7.82	7/19/2013
	6,250	18,750		6.97	6/7/2014
Kara Bellamy	3,000	1,000	—	5.95	8/26/2012	10,000	85,800	—	—
	2,000	2,000		7.84	7/12/2013
	1,500	4,500		6.97	6/7/2014
	3,000	9,000		8.05	2/14/2014
	0	10,000		9.30	4/2/2015

Option and SAR Exercises and RSUs Vested During Fiscal Year 2008

The table below sets forth information concerning the exercise and vesting of equity awards for each Named Executive during fiscal year 2008.

	RSUs Vested		Option and SAR Exercises
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting	Acquired on Exercise	on Exercise
Name	(#)	($)	(#)	($)(1)

Karl F. Lopker	—	—	—	—
Pamela M. Lopker	—	—	—	—
Daniel Lender	—	—	27,375	137,265
Roland B. Desilets	—	—	19,250	35,406
Kara Bellamy	—	—	—	—

(1)	Value represents market value at exercise less the exercise price.

Potential Payments upon Termination or Change in Control

Mr. Lender has an arrangement to receive six (6) months base salary upon termination without cause. Other than this arrangement with Mr. Lender and the CIC agreements as described above, the Company has no plans or arrangements in respect of remuneration received or that may be received by the Named Executives to compensate such officers in the event of termination of employment (as a result of resignation, retirement or change in control) or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a change in control or other termination event occurred on January 31, 2008 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at January 31, 2008 was $8.87.

		Change in Control
	Termination	w/o Termination	Termination Upon Change in Control
	Without Cause	50% Vesting of		Vesting of
	6 Months Times	Equity	24 Months Times	Unvested Equity		24 Months of
Name	Base Salary	Compensation	Base Salary	Compensation	2 Times Bonus	Benefits

Karl F. Lopker	—	$572,125	$600,000	$1,144,250	$600,000	$38,424
Daniel Lender	$161,500	$198,660	$646,000	$397,320	$323,000	$30,864
Roland B. Desilets	—	$113,075	$500,000	$226,150	$250,000	$34,800

REPORT OF AUDIT COMMITTEE

Attendance

The current Audit Committee members are Mr. O’Malia, Dr. van Cuylenburg, Mr. Cunningham and Mr. Roberts. The Chairman of the Audit Committee is Mr. O’Malia, who was elected to the Board of Directors in August 2006 and assumed his position as Chairman of the Audit Committee at that time. At the beginning of the last fiscal year, the Audit Committee was composed of Mr. O’Malia, Dr. van Cuylenburg and Mr. Patmore. Mr. Patmore chose not to seek re-election to the Board at the Annual Meeting in June 2007. During the period between June 2007 and the election of Mr. Cunningham in December 2007, Mr. Adelson served as a member of the Audit Committee. Mr. Adelson resigned his position on the Audit Committee upon the election of Mr. Cunningham. At a Board meeting held in April 2008, Mr. Roberts was appointed to the Audit Committee.

The Audit Committee met on five occasions during fiscal year 2008. All members of the Audit Committee attended all meetings for which they were responsible.

Charter

The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investors Relations section of the QAD website at www.qad.com.

Meetings

During fiscal year 2008, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the partner of our audit firm that serves as our outsourced internal audit department and the partner of the Company’s Registered Independent Public Accounting Firm (independent auditor). The Audit Committee’s agenda is established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent auditors and the accounting firm that handles certain internal audit functions for us, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Mr. O’Malia, Dr. van Cuylenburg and Mr. Roberts is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing the Company’s accounting and financial reporting processes, the audits of the Company’s consolidated financial statements, the qualifications of the independent registered public accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s internal auditors and independent auditors. Recently the Board of Directors established a Governance Committee to assume certain responsibilities previously handled by the Audit Committee.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control.

The Company’s independent auditor, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

During the fiscal year ended January 31, 2008, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Specifically, the Audit Committee, among other actions:

•	Reviewed and discussed with management and the independent auditor the Company’s quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC;

•	Reviewed and discussed with management, the independent auditor, and the internal auditor, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of the Company’s internal control over financial reporting;

•	Reviewed and discussed with the independent auditor, management, and the internal auditor, the audit scope and plan; and

•	Met in periodic executive sessions with each of the independent auditor, management, and the internal auditor.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditor’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described on page 27 under “Principle Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor. In addition, the independent auditor has provided the Audit Committee with the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has engaged in dialogue with the independent auditor regarding its independence.

Audit Committee Recommendation

Based on the reviews, discussions and evaluations described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 for filing with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

All audit and non-audit services to be performed by the independent auditor require pre-approval by the Audit Committee or its Chairman, provided that the Chairman reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. KPMG currently serves as the Company’s independent auditor. A representative of KPMG is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from stockholders.

Submitted by:	Thomas J. O’Malia, Chairman Peter R. van Cuylenburg Terence R. Cunningham Lee D. Roberts

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

Management’s Compliance Committee

Management has a Compliance Committee of certain executive and non-executive officers to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets at least twice quarterly, or more often if needed, and has reported its findings to the Audit Committee in each quarter of fiscal year 2008. In fiscal year 2008, the Compliance Committee met 9 times.

Employee Complaint Procedure and Code of Ethics

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about accounting, internal controls or auditing matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

The Board has also approved, and the Company has adopted, the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” which is available on the Investor Relations section on the Company’s website at www.qad.com.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

Our Corporate Code of Conduct outlines the principles, policies and values that govern the activities of our company and it applies to all of our directors, officers and employees. Our Corporate Code of Conduct outlines our policy on conflicts of interest.

A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest (financial or otherwise) and the interests of our company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of our company.

It is specifically required by our Corporate Code of Conduct that all of our directors, officers and employees (1) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (2) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest.

In addition, we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers and directors, all required filings pursuant to Section 16(a) were timely made during fiscal year 2008 other than as discussed herein.

As part of this review, we determined that the initial Form 4 filing for Mr. Cunningham was considered a late filing. The delay was unavoidable due to the wait to receive EDGAR codes from the SEC.

Delivery of Documents to Stockholders Sharing an Address

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It allows us, with your permission, to send a single set of these reports to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under “Annual Report.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the nominees recommended by the Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for an alternate candidate(s). If the nominees for any reason are unable to serve or will not serve, the proxies may be voted for such substitute nominee(s) as the proxy holder may determine. We are not aware that any of the nominees will be unable to or will not serve as director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Peter van Cuylenburg, Scott J. Adelson, Thomas J. O’Malia, Terence R. Cunningham and Lee D. Roberts. Please see “Information Concerning the Nominees for Election” beginning on page 5 of this proxy statement for information concerning each of our incumbent directors standing for re-election.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your abstention will have no effect on the election of directors.

The Board of Directors recommends a vote
FOR the election of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed KPMG LLP (KPMG) to audit our financial statements for fiscal year 2009. We are asking you to ratify that appointment. KPMG has been QAD’s independent accounting firm for many years and we believe they are well qualified for the job. Although the ratification is not required by law, the Board believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the Board, the failure of the stockholders to ratify the appointment of KPMG as QAD’s independent auditors would be considered by the Board and the Audit Committee in determining whether to continue the engagement of KPMG. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

Principal Accounting Fees and Services

The fees billed by KPMG for fiscal years 2008 and 2007 for services rendered to the Company were as follows:

	Fiscal Year	Fiscal Year
	2008	2007
	(In thousands)

Audit Fees	$1,551	$1,725
Audit-Related Fees	4	3
Tax Fees	15	31

Total Fees	$1,570	$1,759

Audit Fees.  These amounts represent fees for the audit of the Company’s annual consolidated financial statements, the review of financial statements included in the Company’s quarterly Form 10-Q reports, the Sarbanes-Oxley Act required audit of the effectiveness of the Company’s internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year.

Audit-Related Fees.  Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit review of the Company’s consolidated financial statements. This category includes fees related to a benefit plan audit in one of our foreign jurisdictions.

Tax Fees.  These fees consist generally of the two categories of tax compliance and return preparation, and of tax planning and advice. For fiscal year 2008, fees for tax compliance and return preparation were $14,000 and fees for tax planning and advice were $1,000. For fiscal year 2007, fees incurred for tax compliance and return preparation were $9,000 and fees for tax planning and advice were $22,000. The tax compliance and return preparation services consisted of the preparation of original and amended tax returns, claims for refunds, and support during income tax audit or inquiries.

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee reviews and, if appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee then reviews the delegate’s approval decisions each quarter.

Required Vote

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the selection of KPMG as our independent auditor. The affirmative vote of the majority of the shares represented and voting at the meeting will be required for approval. Neither abstentions nor broker non-votes have any effect on the outcome of the proposal.

The Board of Directors recommends a vote
FOR the proposal.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials.  If you wish to submit a proposal to be included in our 2009 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before January 14, 2009. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.  In accordance with our Bylaws, for any other matter to be properly considered before our 2009 Annual Meeting, such matter must be submitted to us prior to March 12, 2009. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to March 12, 2009, the proxy to be solicited by the Board of Directors for the 2009 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2009 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Secretary will provide detailed instructions for submitting proposals.

Other Business

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Directions to QAD
Santa Barbara, California
(805) 566-6000

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108

From Los Angeles International Airport (LAX): (87 miles)
Follow airport signs to Century Blvd. Take Century Blvd.
  about 1/2 mile to 405 Freeway North
Take 405 North to the 101 Freeway North
Take 101 North past Ventura; past Carpinteria;
  continue towards Summerland
Exit at Evans Ave. Turn left at the end of ramp
Continue on Ortega Hill Rd. up the hill 1/4 mile to
  QAD entrance on left (100 Innovation Place).
Enter lobby on mountain side of building

From Santa Barbara Municipal Airport (14 miles)
Take 217 to the 101 Freeway South
Take 101 southbound to the “Summerland” exit
Turn left under freeway and proceed to first stop sign
Turn left on Ortega Hill Road
Continue 1/4 mile to QAD entrance on left (100 Innovation Place)
Enter lobby on mountain side of building

QAD INC.
2008 ANNUAL MEETING
ADMISSION TICKET
You are cordially invited to attend the annual meeting of stockholders of QAD Inc. on June 18, 2008, at 100 Innovation Place, Santa Barbara, California. The meeting will begin at 3:00 p.m. Pacific Daylight Time. Admission is limited to stockholders and guests of QAD. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.
PROXY VOTING INSTRUCTIONS
QAD Inc. encourages all stockholders to vote their proxies. Please complete, sign, date and return the proxy card attached below in the enclosed postage-paid envelope.
QAD INC.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 18, 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF QAD INC. The undersigned hereby appoints Karl F. Lopker and Pamela M. Lopker as proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side and in accordance with their judgment upon any other matter properly presented, all the shares of common stock of QAD Inc. held of record by the undersigned at the close of business on April 21, 2008, at the annual meeting of stockholders or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS OF QAD INC. AND FOR RATIFICATION OF KPMG LLP AS QAD’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.
Should any nominee decline or be unable to accept his or her nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a substitute nominee or nominees designated by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

☒          PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein and FOR the ratification of KPMG LLP as QAD’s independent auditors for fiscal year 2009.

			WITHHOLD	FOR ALL
		FOR ALL	ALL	EXCEPT
	Nominee:	☐	☐	☐
1. Election of directors to serve until the 2009 Annual Meeting of Stockholders	1. Karl F. Lopker 2. Pamela M. Lopker 3. Peter R. van Cuylenburg 4. Scott J. Adelson 5. Thomas J. O’Malia 6. Terence R. Cunningham 7. Lee D. Roberts
INSTRUCTION: To withhold authority to vote for any nominees(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
2. The proposal to ratify the appointment of KPMG LLP as the QAD Inc. auditor for fiscal year 2009.

Please indicate by a check mark if you plan to attend the Annual meeting.           ☐

PRINT NAME OF STOCKHOLDER

SIGNATURE(S)	DATE

TITLE (if applicable)
PLEASE SIGN YOUR NAME ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE THE FULL TITLE OR CAPACITY. IF A CORPORATION, PLEASE SIGN IN CORPORATE NAME BY AN AUTHORIZED OFFICER AND GIVE TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.